SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) August 22, 1997


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000















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Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     In connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339 and No. 33-60069), we hereby file the following press release.


                                                   Contacts: Mike Ricciuto
                                                             (302) 892-7996


        Wilmington, Del., Aug. 22 -- DuPont and Ralston Purina Company today announced they have signed a letter of intent for DuPont to purchase Protein Technologies International (PTI) and its related affiliates from Ralston for $1.5 billion comprised of DuPont stock less certain liabilities.

        The two companies are in exclusive negotiations and expect to sign a definitive agreement this fall, subject to due diligence and appropriate corporate and government approvals.

        PTI is a leading global supplier of soy proteins to the food and paper processing industries with annual sales of $450 million. Headquartered in St. Louis, PTI has sales in 75 countries with 1,200 employees and numerous technology centers worldwide.

        "This represents an important step in our life sciences strategy to create shareholder value by growing in the global food, feed and industrial markets with higher value products derived through biotechnology," said
John A. Krol, DuPont president and CEO. "The combination of DuPont, PTI and the recently announced joint venture with Pioneer bring together the tech-nology and know-how to deliver higher value food and materials to a growing and more demanding world population."

        In early August DuPont and Pioneer Hi-Bred International announced the formation of a research alliance and a separate joint venture, Optimum Quality Grains, to speed the development and delivery of new crops that benefit farmers, livestock producers and consumers worldwide. In support of this alliance, DuPont agreed to purchase 20 percent equity in Pioneer.

        According to William F. Kirk, vice president and general manager of DuPont Agricultural Products, "The acquisition of PTI is part of our strategy in the feed and food ingredient industries. DuPont and Optimum Quality Grains will develop and bring the higher value soybeans to market, thereby benefiting growers. DuPont and PTI will convert that better soybean into a broad range of higher value protein applications benefiting food companies and consumers. And, that's only the beginning. We see tremendous potential through the entire agriculture system, from farmers and livestock producers, to applica-tions in the bio-industrial, pharmaceutical and the emerging functional food, or what many are calling nutraceutical industries."




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        Currently PTI products are used in processed meats, infant formula, soy milk, diet and sports drinks, and many other foods. DuPont has developed its biotechnology capabilities during the past decade and is one of the world leaders in putting value-added traits into key crops such as corn and soybeans.

        "Plant protein is the most efficient protein available," said Kirk. "Optimum Quality Grains' soybean traits will improve both the functionality and taste of soy-based products, which will enhance PTI's ability to work with food companies to meet the growing demand for better nutrition. Together, DuPont and PTI merge world-class biotechnology and food ingredient expertise into a unique capability to enhance PTI's current portfolio, introduce new soy-based products, and aggressively enter into new grain-based food ingre-dient markets resulting in significant growth. DuPont's technological expertise and pharmaceutical experience will also add to PTI's success in helping promote the healthful and nutritional benefits and soy protein in foods."

        PTI has been working with the National Cancer Institute and several universities on the use of PTI soy products to help prevent or mitigate the effects of menopausal symptoms, heart disease, osteoporosis and hormone-related cancer. Clinical trials have been positive and it is hoped the Food and Drug Administration may begin to certify health benefit claims for PTI soy products in the next two years. Such a move would add significantly to the value of PTI's soy proteins as a food ingredient.

        DuPont intends to buy back an equivalent number of shares to reduce the number outstanding by the amount issued to complete the PTI acquisition. DuPont would expect the acquisition of PTI to result in 1998 earnings dilution of approximately one percent. The company noted that is likely to take a one time non-cash charge to earnings in the fourth quarter of 1997 to write-off in process research and development associated with this acquisition.

        Ralston Purina Company is comprised of three major businesses:
"Eveready" Battery Company, Purina Pet Products and PTI. In 1996 the company had revenues of $6 billion and 29,000 employees worldwide.

        PTI operates six manufacturing facilities and more than half of its sales are generated outside the United States. It is best know for its SUPRO brand isolated soy proteins, with key applications in infant formulas, dietary foods and processed meat, poultry and seafood products. Additional key products for food and beverage products include SUPRO Plus brand isolated soy proteins, FIBRIM brand and SOLKA FLOC fibers with applications in medical/ nutritional beverages, baked goods, reduced calorie breads and cheese.

        DuPont is a research and technology-based global chemical, energy and life sciences company offering high-performance products based on chemicals, polymers, fibers and petroleum. Committed to better things for better living, DuPont serves worldwide markets in the aerospace, agriculture, apparel, auto-motive, construction, electronics, packaging, refining and transportation





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industries.  Among DuPont's best known brands are "Teflon" fluoropolymer resins, "SilverStone" non-stick finishes; "Lycra" brand spandex fiber, "Tactel" nylon; "Stainmaster" flooring systems; "Kevlar" brand fiber; "Tyvek" spunbonded olefin; "Corian" solid surface material, and "Conoco" fuels and lubricants.





8/22/97
















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                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                          /s/D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




August 22, 1997









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